AMENDED AND RESTATED LOAN AGREEMENT


     THIS AMENDED AND RESTATED LOAN AGREEMENT ("Loan Agreement") amends and restates in its entirety that certain Loan Agreement dated to be effective June 12, 1998 between the parties hereto and is made to be effective as of the 30th day of June, 1998, by and between CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, whose address is One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421-2931 (the "Borrower"), and LAKESHORE/SEBRING LIMITED PARTNERSHIP, a Florida limited partnership, whose address is the same as the Borrower's described above ("Lakeshore"), and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the statutes of the United States of America, with offices at 701 Market Street, Chattanooga, Tennessee 37402 (hereinafter referred to as the "Bank").

                         Recitals of Fact

     Borrower has previously requested that the Bank commit to make loans and advances to it, and to Lakeshore, for the benefit of Borrower, on a revolving credit basis in an amount not to exceed at any one time outstanding the aggregate principal sum of Eighty Million Dollars ($80,000,000.00) for the purpose of providing working capital for pre-development expenses, development costs, equity investments, repayment of existing indebtedness, certain distributions to limited partners (as allowed herein), letters of credit and construction and for general corporate purposes. The Bank has agreed to make certain portions of such loans and advances on the terms and conditions herein set forth. KeyBank National Association, formerly Society National Bank, Compass Bank and AmSouth Bank, all as participants in the Loan have also agreed to make certain portions of such loan and advances on the terms and conditions herein set forth.

     This Loan Agreement is currently being amended to change The Total Obligations to Capitalized Value covenant.

     NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

                            AGREEMENTS

SECTION 1:  DEFINITIONS AND ACCOUNTING TERMS

     1.1 CERTAIN DEFINED TERMS. For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

     "Adjusted Loan Amount" means the combined Net Operating Income from the properties described in the CBL Mortgage as of each July 1, January 1, April

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1 and October 1, as the case may be, based upon the then immediately preceding twelve (12) month period, divided by 1.25 with the resulting figure being further divided by the applicable mortgage constant of .1159.

     "Affiliate" means as to any Person, any other Person which, directly or indirectly, owns or controls, on an aggregate basis including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent (10%) of the outstanding shares of Capital Stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other governing body (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have contingency) of such Person or at least ten percent (10%) of the partnership or other ownership interest of such Person; or which controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, a pension fund, university or other endowment funds, mutual fund investment company or similar fund having a passive investment intent owning such a ten percent (10%) or greater interest in a Person shall not be deemed an Affiliate of such Person unless such pension, mutual, endowment or similar fund either (i) owns fifty percent (50%) or more of the Capital Stock or other ownership interest in such Person, or (ii) has the right or power to select one or more members of such Person's board of directors or other governing body.

     "Agent" means Wells Fargo Realty Advisors Funding, Incorporated, a Colorado corporation as agent pursuant to the Credit Agreement dated July 28, 1994 between Borrower and Agent.

     "Applicable Law" means, in respect of any Person, all provisions of statutes, rules, regulations and orders of any governmental authority applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the person in question is a party.

     "Bank's Proportionate Share" means the Bank's undivided participating interest in the Loan which shall be equal to Twenty Two Million Five Hundred Thousand and NO/100 Dollars ($22,500,000.00).

     "Base Rate" means the base commercial rate of interest established from time to time by Bank. The currently existing Base Rate is eight and one-half percent (8.50%) per annum.

     "Borrowing Base" is the limitation on the aggregate Revolving Credit Loan indebtedness which may be outstanding at any time during the term of this Agreement. The Borrowing Base will be calculated each July 1, January 1, April 1 and October 1. The Borrowing Base will be an amount not to exceed the Borrower's Adjusted Loan Amount.

     "Business Day" means a banking business day of the Bank.

     "Capital Stock" shall mean, as to any Person, any and all shares, interests, warrants, participations or other equivalents (however designated) of corporate stock of such Person.

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     "Capitalized Value" shall mean:

     (a) with respect to Non-Mall Projects, an amount, calculated as of any date, equal to the quotient of (i) the sum of (A) Borrower's Funds From Operations during the most recent quarter end (not including Funds from Operations from Mall Projects), plus (minus), to the extent not already included in this calculation, Net Operating Income (loss) from any Newly Acquired Property (not including Mall Projects), annualized, plus (B) the Interest Expense (not including interest expense from Mall Projects) used in calculating Borrower's Funds From Operations pursuant to clause (A) above, and (ii) nine and one half percent (9.5%).

     (b) with respect to Mall Projects, an amount, calculated as of any date, equal to the quotient of (i) the sum of (A) Borrower's Funds From Operations during the most recent quarter end (from Mall Projects only), plus (minus), to the extent not already included in this calculation, Net Operating Income (loss) from any Newly Acquired Property (from Mall Projects only), annualized, plus (B) the Interest Expense (from Mall Projects only) used in calculating Borrower's Funds From Operations pursuant to clause (A) above, and (ii) eight and one half percent (8.5%).

     "CBL Holdings I" means CBL Holdings I, Inc., a Delaware corporation and the sole general partner of Borrower.

     "CBL Holdings II" means CBL Holdings II, Inc., a Delaware corporation and a limited partner of Borrower.

     "CBL Management, Inc." means CBL & Associates Management, Inc., a Delaware corporation.

     "CBL Mortgage" means the mortgages and/or deeds of trust with security agreements and assignments of rents and leases and related amendments executed by Borrower, Coolsprings Crossing Limited Partnership, East Towne Crossing Limited Partnership, Valley Crossing Associates Limited Partnership, Walnut Square Associates Limited Partnership, Lakeshore/Sebring Limited Partnership [Including the Lakeshore Mortgage (New) and the Lakeshore Mortgage (Old)] and/or Vicksburg Mall Associates, Ltd. and/or any other entity related to or owned by Borrower and/or CBL & Associates Properties, Inc. and/or CBL Holdings I, Inc. in favor of Bank covering their interest in the properties described in EXHIBIT "A," attached hereto and made a part hereof, referred to in Section 4.1(e) hereof.

     "CBL Properties, Inc." means CBL & Associates Properties, Inc., a Delaware corporation and a qualified public REIT and formerly until March 31, 1997 the sole general partner of Borrower.

     "Closing Date" means the date set out in the first paragraph of this Loan Agreement.
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

     "Combined" means, as to any calculation hereunder, that such calculation shall be made on a combined basis for Borrower, CBL Holdings, CBL Properties, Inc. and CBL Management, Inc., with each such calculation being made, (a) in respect of Borrower, on a consolidated basis for Borrower and its Subsidiaries, (b) in respect of CBL Holdings, on a consolidated basis for CBL Holdings and its Subsidiaries, (c) in respect of CBL Properties, Inc., on a consolidated basis for CBL Properties, Inc. and its Subsidiaries, and
(d) in respect of CBL Management, Inc., on a consolidated basis for CBL Management, Inc. and its Subsidiaries.

     "Contingent Obligations" means, for any Person, any material commitment, undertaking, Guarantee or material obligation constituting a continuing liability under GAAP, but only to the extent the same are required to be reflected on such Persons' audited financial statements.

     "Credit Agreement" means the Credit Agreement dated as of July 28, 1994 and as amended by amendments dated as of May 5, 1995, July 5, 1995 and subsequent amendments between the Borrower, Wells Fargo Realty Advisors Funding, Incorporated and others.

     "Debt Coverage Ratio" shall mean, as of any date the same is calculated, the ratio of (a) EBITDA for the fiscal quarter ending on or most recently ended prior to such date to (b) Debt Service during such fiscal quarter, in each case calculated on a Combined basis in accordance with GAAP.

     "Debt Service" means, with respect to Borrower, CBL Properties, Inc., and their respective Subsidiaries for any period, the sum of (a) Interest Expense of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period, plus (b) regularly scheduled principal payments on Indebtedness of Borrower, CBL Properties, Inc. and their respective Subsidiaries during such period other than (x) in respect of any period following the Termination Date, the scheduled principal payments of the Term Out Amount made after the Termination Date, the scheduled principal payments of the Term Out Amount made after the Termination Date and (y) any regularly scheduled principal payment payable on any Indebtedness which prepays such Indebtedness in full, to the extent the amount of such final scheduled principal payment is greater than the scheduled principal payment immediately preceding such final scheduled principal payment, determined in each case on a Combined basis in accordance with GAAP. For purposes of this definition, a voluntary prepayment of Indebtedness shall not constitute a regularly scheduled principal payment even if, under the terms of the agreement governing such Indebtedness, the notice of prepayment has the effect of causing the amount of the prepayment to become due and payable on the date set for such notice of such prepayment.

     "EBITDA" means, for any period, the sum of (i) Net Income of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period (excluding equity in net earnings (or loss) of their Unconsolidated Affiliates), plus (ii) depreciation and amortization expense and other non-cash charges of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period, plus (iii) interest expense of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period, plus (iv) income tax expense in respect of such period, plus (v) cash dividends and distributions actually received by Borrower, CBL Properties, Inc. and their respective Subsidiaries during such period from Unconsolidated Affiliates, plus (vi) extraordinary losses (and any unusual losses arising in or outside the ordinary course of business of Borrower, CBL Properties, Inc. and their respective Subsidiaries not included in extraordinary losses determined in

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accordance with GAAP that have been reflected in the determination of Net
Income) for such period, minus (vii) extraordinary gains of Borrower, CBL Properties, Inc. and their respective Subsidiaries (and any unusual gains arising in or outside the ordinary course of business of Borrower, CBL Properties, Inc. or such respective Subsidiaries not included in extraordinary gains determined in accordance with GAAP that have been reflected in the determination of Net Income) for such period, determined in each case on a Combined basis in accordance with GAAP.

     "Effective Date," which definition is used and only applies within
Section 7.9 hereof, means the date the Credit Agreement between the Borrower and Wells Fargo Realty Advisors Funding Incorporated became effective in accordance with Section 4.1 thereof.

     "Environmental Laws" means all applicable local, state or federal laws, rules or regulations pertaining to environmental regulation, contamination or cleanup, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 or any state lien or superlien or environmental cleanup statutes.

     "Event of Default" has the meaning assigned to that phrase in
Section 8.

     "Funds from Operations" means, as to any period, an amount equal to (a) income (loss) from operations of Borrower, CBL Properties, Inc. and their respective Subsidiaries for such period, plus (b) depreciation and amortization, plus (minus) (c) to the extent not included in clause (a) above, gain (loss) on the sales of outparcels made in the ordinary course of business, plus (minus) (d) to the extent not included in clause (a) above, Net Operating Income (loss) from any Newly Acquired Property acquired by Borrower, CBL Properties, Inc. and their respective Subsidiaries during such period, calculated based upon the immediately preceding twelve (12) months period for such Newly Acquired Property, evidenced by the supporting financial information to be furnished by Borrower pursuant to Section 6.5(d) hereof, and after adjustments for Unconsolidated Affiliates, determined in each case on a Combined basis in accordance with GAAP. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.

     "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with those which are to be used in making the calculations for purposes of determining compliance with this Agreement. All calculations made for the purposes of determining compliance with this Agreement shall (except as may be otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in preparation of the annual and quarterly financial statements of CBL Properties, Inc. furnished to the Securities and Exchange Commission.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against losses in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), or any other similar substances or materials which are included under or regulated by any applicable Environmental Laws.

     "Indebtedness" shall mean, as applied to any Person at any time, without duplication (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto; (ii) with respect to letters of credit issued for such Person's account; (iii) under agreements for the prospective purchase or repurchase of assets other than obligations arising under unexercised option agreements; (iv) to make future investments in any Person; (v) to pay the deferred purchase price of property or services previously purchased or rendered, except unsecured trade accounts payable and accrued expenses required to be capitalized in accordance with GAAP; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such Person is otherwise obligated on such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of any foreign exchange contract or any interest rate swap, cap or collar agreement or similar arrangement, net of liabilities owed to such Person by the counterparties thereon; (d) all shares of Capital Stock or equivalent ownership interest subject (upon the occurrence of any contingency or otherwise) to mandatory redemption prior to the date the Loan is scheduled to be repaid in full; (e) obligations of others to the extent Guaranteed by such Person or to the extent such Person is otherwise liable on a recourse basis; and (f) such Person's pro rata share of non-recourse Indebtedness of a partnership in which such Person is a partner (it being understood that the remaining portion of such non-recourse partnership Indebtedness shall not constitute Indebtedness of such Person).

     "Interest Coverage Ratio" means, as of any date the same is calculated, the ratio of (a) EBITDA for the fiscal quarter ending on or most recently ended prior to such date to (b) Interest Expense for such fiscal quarter, determined in each case on a Combined basis in accordance with GAAP.

     "Interest Expense" means, for any Person for any period, total interest expense on Indebtedness of such Person, whether paid or accrued, but without duplication (including the interest component of capital leases), including, without limitation, (a) all commissions, discounts and other fees and charges owed with respect to letters of credit, and (b) one hundred percent (100%) of any interest expense, whether paid or accrued, or any other Person for which such Person is wholly or partially liable (whether by Guarantee, pursuant to Applicable Law or otherwise) but excluding (i) interest on

Reserved Construction Loan and (ii) swap or other interest hedging breakage costs, all as determined in conformity with GAAP.

     "Investment" in any Person shall mean any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guarantee of any Indebtedness of such Person, or the subordination of any claim against such Person to other Indebtedness of such Person.

     "Lakeshore Note" means the promissory note from Lakeshore in the original principal sum of $ 34,600,000.00 payable to the order of Agent, later assigned by Agent to Shopping Center Finance Corp., and later assigned by Shopping Center Finance Corp. to the Bank, such Promissory Note being now for the principal sum of $20,400,000.00, as amended, renewed, or replaced from time to time, but it does not include the Renewal of Promissory Note dated December 6, 1994 to be effective April 1, 1994.

     "Lakeshore Mortgage" means the Florida Mortgage from Lakeshore/Sebring Limited Partnership in favor of Agent later assigned by Agent to Shopping Center Finance Corp. and subsequently assigned to the Bank, as amended from time to time.

     "LIBOR Rate" means the London Interbank Offered Rates as established from time to time and published in The Wall Street Journal, Money Rates Section which, unless otherwise specified herein or in the Note, is a one (1) month LIBOR Rate.

     "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a deed of trust, mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and including but not limited to reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

     "Loan" means the Revolving Credit Loan from the Bank to the Borrower, including the Lakeshore Note which was purchased by the Bank.

     "Loan Agreement" means this Loan Agreement between the Borrower, Lakeshore and the Bank, and any modifications, amendments, or replacements thereof, in whole or in part.

     "Mall Projects" means the real estate and improvement owned by the Borrower and/or it Affiliates that is in the form of an enclosed regional retail shopping mallthat includes two (2) or more anchor stores.

     "Maximum Rate" means the maximum variable contract rate of interest which the Bank may lawfully charge under applicable statutes and laws from time to time in effect.

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     "Mortgages" or "Mortgage" means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning real estate or an interest in real estate granting a Lien on such real estate or interest in real estate as security for the payment of indebtedness.

     "Newly Acquired Property" means Property acquired by Borrower, CBL Properties, Inc. and/or their respective Subsidiaries during any fiscal quarter for which compliance with financial covenants is being tested.

     "Net Income" means, with respect to Borrower, CBL Properties, Inc., and their respective Subsidiaries for any period, net earnings (or loss) after deducting therefrom all operating expenses, income taxes and reserves and net earnings (or loss) attributable to minority interests in Subsidiaries for the period in question, determined in each case on a Combined basis in accordance with GAAP. Without limiting the generality of the foregoing, earnings (or losses) from the sale of outparcels in the ordinary course of business shall be included in determining Net Income.

     "Net Operating Income" means, for any Property for the period in question (a) any cash rentals, expense or cost reimbursements, or other income or gain earned by Borrower with respect to such Property, less (b) all cash expenses (excluding items capitalized under GAAP) incurred by Borrower during such period in connection with the operation or leasing of such Property.

     "Net Worth" means, with respect to Borrower, CBL Properties, Inc. and their Subsidiaries as of any date, the sum of (a) the total shareholders' equity of CBL Properties, Inc., plus (b) the value of all minority interests in Borrower, plus (c) depreciation and amortization since December 31, 1993, minus (d) all intangible assets, determined on a Combined basis in accordance with GAAP.

     "Non-Mall Projects" means the real estate and improvement owned by the Borrower and/or it Affiliates that is in the form of a retail shopping center that is not a Mall Project.

     "Note" means the Revolving Credit Note or Notes executed by the Borrower to the Bank in the original principal sums of Ten Million Six Hundred Thousand Dollars ($10,600,000.00) (the "$10,600,000.00 Note") and
Forty Nine Million Dollars ($49,000,000.00), and the Lakeshore Note, as such note or notes may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the indebtedness under this Loan Agreement, in whole or in part, and any renewals, modifications and extensions thereof, in whole or in part.

     "Participant" means KeyBank National Association, Compass Bank, AmSouth Bank, their successors and assigns, and any other participants in the Loan.

     "Participant's Proportionate Share (AmSouth)" means AmSouth Bank's (or any successor to such bank's interest in the Loan) undivided participating interest in the Loan which shall be equal to Twenty Two Million Five Hundred Thousand and NO/100 Dollars ($22,500,000.00).

     "Participant's Proportionate Share (KeyBank)" means KeyBank's (or any successor to such bank's interest in the Loan) undivided participating interest in the Loan which shall be equal to Twenty Two Million Five Hundred Thousand and NO/100 Dollars ($22,500,000.00).

     "Participant's Proportionate Share (Compass)" means Compass Bank's, (or any successor to such bank's interest in the Loan) undivided participating interest in the Loan which shall be equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

     "Participants' Proportionate Share" means Participant's Proportionate Share (KeyBank), Participant's Proportionate Share (Compass), and
Participant's Proportionate Share (AmSouth).

     "Participation Agreement" means that certain Participation Agreement entered into of even date herewith among Bank, KeyBank National Association, Compass Bank, AmSouth Bank and/or any other participants in the Loan, as amended from time to time.

     "Permitted Encumbrances" shall mean and include:

     (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings;

     (b) workmen's, vendors', mechanics' and materialmen's liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby;

     (c) liens in respect of pledges or deposits under social security laws, worker's compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations;

     (d) any liens and security interests specifically listed and described in EXHIBIT "B" hereto attached or in any exhibit describing permitted exceptions and attached to any CBL Mortgage;

     (e) such other liens and encumbrances to which Bank shall consent in writing; and

     (f) leases, licenses, rental agreements or other agreements for use and occupancy of the subject property.

     "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

     "Project" or "Projects," which definition is used and only applies within Section 7.9 hereof, means the real estate projects owned by Borrower, a Wholly Owned Subsidiary of Borrower, a Subpartnership or, to the extent approved by the Supermajority Lenders, any other Person and "Project" shall mean any one of the Projects. The capitalized terms used in this definition shall have the same meaning as provided in the Credit Agreement.

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     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     "Reserved Construction Loan" shall mean a construction loan extended to Borrower or a Subsidiary of Borrower for the construction of a project in respect of which: (a) neither any monetary or material non-monetary default nor any event of default exists; (b) interest on such loan has been budgeted to accrue at a rate of not less than the Base Rate plus two percent (2%) at the time the interest reserve account is established; (c) the amount of such budgeted interest has been (i) included in the principal amount of such loan and (ii) segregated into an interest reserve account (which shall include any arrangement whereby loan proceeds equal to such budgeted interest are reserved and only disbursed to make interest payments in respect of such loan); (d) absent an event of default or a monetary or material non-monetary default, such interest can be paid out of such interest reserve account only for the purpose of making interest payments on such loan; (e) the amount held in such interest reserve account in respect of such loan, together with the net income if any, from such project projected by the Agent in its reasonable judgment, will be sufficient, as reasonably determined by the Agent from time to time, to pay all Interest Expense on such loan until the date that the EBITDA of the project being financed by such loan is anticipated to be sufficient to pay all Interest Expense on such loan; and
(f) Borrower has delivered all certificates required by Section 6 hereof.

     "Revolving Credit Advances" means advances of principal on the Revolving Credit Loan by the Bank under the terms of this Loan Agreement to the Borrower during the term of the Revolving Credit Loan pursuant to
Section 3.1.

     "Revolving Credit Loan" means the aggregate of the Borrower's and Lakeshore's indebtedness to the Bank pursuant to Section 2 of this Loan Agreement.

     "Revolving Credit Note" means the Notes as described in Section 2.3 hereof and the Lakeshore Note.

     "Subsidiary" shall mean, as to any Person, any other Person, more than fifty percent (50%) of the outstanding shares of Capital Stock, partnership interest or other ownership interest, having ordinary voting power to elect a majority of the board of directors or similar governing body of such other Person (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more "Subsidiaries" of such Person, and whose financial reports are prepared on a consolidated basis with such Person. "Wholly Owned Subsidiary" shall mean any such Person of which all of the shares of Capital Stock or ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled. For purposes of this Agreement CBL Management, Inc. shall be deemed to be a Subsidiary of Borrower.

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

     "Termination Date of Revolving Credit Loan" shall mean the earlier of
(a) June 1, 2000, or in the event that the Bank and Borrower shall hereafter mutually agree in writing that the Revolving Credit Loan and the Bank's commitment hereunder shall be extended to another date, such other date mutually agreed upon between Bank and Borrower to which the Bank's commitment shall have been extended, or (b) the date as of which Borrower shall have terminated the Bank's commitment under the provisions of Section 2.5 hereof.

     "Term Out Amount" means the then outstanding principal balance of the Loan due and owing the Bank under the Note, if the Bank elects not to extend the existing Maturity Date and the Borrower elects to cap the line of credit as provided in the Note.

     "Total Obligations" means, as of any date, the sum (without duplication) of (a) the Indebtedness of Borrower, CBL Properties, Inc. and their respective Subsidiaries (other than Indebtedness described in clauses
(a)(iii) and (a)(iv) of the definition thereof); plus (b) the aggregate amount of Contingent Obligations of Borrower, CBL Properties, Inc. and their respective Subsidiaries in respect of Indebtedness (other than Indebtedness described in clauses (a)(iii) and (a)(iv) of the definition thereof); plus
(c) Borrower's, CBL Properties, Inc's or their respective Subsidiaries' proportionate share of Indebtedness (other than Indebtedness described in clauses (a)(iii) and (a)(iv) of the definition thereof) of any Unconsolidated Affiliate, whether or not Borrower, CBL Properties, Inc. or such Subsidiary is obligated on such Indebtedness; plus (d) all other amounts which would be classified as a liability on the consolidated balance sheets of Borrower or CBL Properties, Inc., determined in each case on a Combined basis in accordance with GAAP.

     "Unconsolidated Affiliate" shall mean, in respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting.

     1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements required to be delivered from time to time pursuant to Section 6.5 hereof.

SECTION 2:  COMMITMENT; FUNDING AND TERMS OF REVOLVING
            CREDIT LOAN

     2.1 THE COMMITMENT. Subject to the terms and conditions herein set out, Bank agrees and commits to make loan advances and letter of credit advances to the Borrower from time to time, from the Closing Date until the Termination Date of Revolving Credit Loan, in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of (a) Eighty Million Dollars ($80,000,000.00) minus the sum, if any, applicable under the provisions of Section 2.8 hereof; or (b) the Borrower's Borrowing Base, as defined in Section 1.

     2.2 FUNDING THE LOAN. Each loan advance hereunder shall be made upon the written request of the Borrower to the Bank, specifying the date and amount and intended use thereof. All advances hereunder, whether under the Note or the Lakeshore Note, shall be made by depositing the same to the checking account of Borrower at the Bank or other methods acceptable to Borrower and Bank. LAKESHORE ACKNOWLEDGES AND AGREES THAT NO ADVANCES SHALL BE MADE DIRECTLY TO LAKESHORE EXCEPT UPON THE EXPRESS WRITTEN CONSENT OF THE BORROWER RECEIVED BY THE BANK PRIOR TO THE ADVANCE BEING MADE.

     2.3 THE NOTE AND INTEREST. The Revolving Credit Loan shall be evidenced by two (2) promissory notes of the Borrower and one (1) promissory note of Lakeshore, each payable to the order of the Bank in the aggregate principal amount of Eighty Million Dollars ($80,000,000.00), in form substantially the same as the copy of the Revolving Credit Note and the Lakeshore Note attached hereto as EXHIBIT "C." The entire principal amount of the Loan shall be due and payable on the Termination Date of Revolving Credit Loan. The unpaid principal balances of the Revolving Credit Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances (calculated on the basis of a year of 365 or 366 days as is appropriate) at a rate per annum as specified in the Note. Said interest shall be payable monthly on the first day of each month after the Closing Date, commencing July 1, 1998 provided the Bank has in each instance mailed to the Borrower a billing notice at least ten (10) days prior thereto setting forth the payment amount next due, with the final installment of interest, together with the entire outstanding principal balance of the Revolving Credit Loan, being due and payable on the Termination Date of Revolving Credit Loan. The first selection of the one (1) month, three (3) months, six
(6) months or one (1) year LIBOR Rate shall be made by the Borrower and Lakeshore (but the rate selected by Lakeshore must always be the same as the rate selected by the Borrower) on or prior to the date of the Note and each selection thereafter shall be made at least twenty-four (24) hours prior to the end of the then applicable interest rate period. Neither the Borrower nor Lakeshore may ever select a rate period which exceeds the Termination Date of the Revolving Credit Loan.

     2.4 COMMITMENT FEE/SERVICING FEE. On the Closing Date, the Borrower agrees to pay to the Bank [in addition to the commitment fee it paid in: (a) March of 1994 in the amount of Seventy-Five Thousand Dollars ($75,000.00);
(b) November of 1994 in the amount of Fifty Thousand Dollars ($50,000.00);
(c) July of 1995 in the amount of No Dollars ($-0-); (d) March of 1996 in the amount of Eighty Five Thousand and NO/100 Dollars ($85,000.00), and (e) February of 1997 in the amount of One Hundred Ninety Thousand and no/100 Dollars ($190,000.00)], an extension/commitment fee, of One Hundred Thousand and no/100 Dollars ($100,000.00) for the extension of the maturity dates of the Loans, the previous commitment fees having been paid in consideration of the Bank's agreement to make additional funds available to Borrower under the terms and provisions hereof from the Closing Date until the initial Termination Date of Revolving Credit Loan specified in Section 1 hereof. In addition to the commitment fee, on each November 2 hereafter, the Borrower shall pay to the Bank a servicing fee in the amount of Twenty Four Thousand and NO/100 Dollars ($24,000.00) for the Bank's services in connection with administering the Loan participation with Participant. The servicing fee shall belong solely to the Bank and the Participant shall have no interest therein. Borrower agrees that the commitment fees and servicing fee are fair and reasonable considering the condition of the money market, the creditworthiness of Borrower, the interest rate to be paid, and the nature of the security for the Loan. In the event that Borrower and Bank shall hereafter mutually agree to extend the term of the Bank's commitment hereunder, they may also agree at that time as to an additional commitment fee, if any, to be paid for such further commitment by the Bank, but not to exceed the maximum permitted by applicable law.

     2.5 BORROWINGS UNDER, PREPAYMENTS OR TERMINATION OF THE REVOLVING CREDIT LOAN. The Borrower may, at its option, from time to time, subject to the terms and conditions hereof including Section 2.8 hereof, without penalty, borrow, repay and reborrow amounts under the Revolving Credit Note and the Lakeshore Note, first from the Ten Million Six Hundred Thousand Dollars ($10,600,000.00) Note, then from the Forty Nine Million Dollars ($49,000,000.00) Note, then from the Lakeshore Note and principal payments received shall be applied by the Bank to the Revolving Credit Note and the Lakeshore Note in such order and amounts as the Bank deems appropriate in its sole discretion. Neither the Borrower nor Lakeshore shall be permitted to borrow, repay and reborrow up to the principal amounts of the Lakeshore Note unless documentary stamps tax and intangibles tax, required by law to be paid, has been paid on the amounts readvanced and unless the Bank has a first in priority mortgage on the Florida property owned by Lakeshore securing the Lakeshore Note.

      By notice to the Bank in writing, Borrower shall be entitled to terminate the Bank's commitment to make further advances on the Revolving Credit Loan; and provided that the Revolving Credit Loan and all interest and all other obligations of Borrower to Bank arising hereunder shall have been paid in full, Bank shall thereupon at Borrower's request release its security interest in all of Borrower's Property securing the Revolving Credit Loan.


     2.6 SUBSTITUTION OF COLLATERAL. Upon the Bank's prior written approval, the Borrower may substitute collateral originally provided for the Revolving Credit Loan for collateral of equal value but such substituted collateral must be acceptable to the Bank and the acceptance thereof is solely within the discretion of the Bank.

     2.7 SECONDARY FINANCING BY CBL PROPERTIES, INC. CBL Properties, Inc. was formerly the general partner of the Borrower. It is also a real estate investment trust. In the event CBL Properties, Inc. does any secondary offering of its securities, it will apply no less than 75% net of expenses of the monies received from such offering for the benefit of the Borrower and will not use that percentage of funds so received to capitalize or otherwise fund any other new partnerships or entities.

     2.8 CAP ON LOAN. Notwithstanding anything contained in this Loan Agreement to the contrary, if at any time the Bank does not have a first-in-priority lien on the Florida property (Lakeshore Mall) pursuant to the Lakeshore Mortgage up to the sum of Thirty One Million Dollars ($31,000,000.00) the Loan shall be capped at Forty Nine Million Dollars ($49,000,000.00).

SECTION 3:  REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

     3.1 REQUIRED REPAYMENTS. In the event that the outstanding aggregate principal balance of the Revolving Credit Loan shall at any time exceed the Borrowing Base, upon discovery of the existence of such excess borrowings, the Borrower shall, within one hundred twenty (120) days from the date of such discovery, make a principal payment which will reduce the outstanding principal balance of the Revolving Credit Loan to an amount which does not exceed the Borrowing Base and/or at Borrower's option provide the Bank with additional collateral for the Revolving Credit Loan of a value and type reasonably satisfactory to the Bank which additional collateral shall be at a minimum sufficient to secure the then outstanding balance of the Loan (after credit for any principal reduction payment received from Borrower, if any), and if Borrower intends to request additional advances under the Loan, the additional collateral shall include collateral, deemed sufficient in the Bank's discretion, to secure the Eighty Million Dollars ($80,000,000.00) credit line limitation, thereafter permitting Borrower to obtain additional advances in the manner and to the extent provided under the terms of this Loan Agreement.

     In addition and during such one hundred twenty (120) day period or until the principal payment or satisfactory collateral is received, whichever is less, the Borrower will not make any additional requests for advances under the Revolving Credit Loan. Once calculated, the Borrowing Base shall remain effective until the next Borrowing Base calculation date as provided in Section 1 of this Agreement.

     3.2 PLACE OF PAYMENTS. All payments of principal and interest on the Revolving Credit Loan and all payments of fees required hereunder shall be made to the Bank, at its address listed in Section 9.2 of this Agreement in immediately available funds.

     3.3 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment of principal, interest or fees to be made on the indebtednesses evidenced by the Note shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Tennessee, such payment shall be made on the next succeeding business day.

SECTION 4:  CONDITIONS OF LENDING

     4.1 CONDITIONS PRECEDENT TO CLOSING AND FUNDING INITIAL ADVANCE. The obligation of the Bank to fund the initial Revolving Credit Loan Advance hereunder is subject to the condition precedent that the Bank shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Bank:

     (a)  This Loan Agreement.

     (b)  The Note, which Bank acknowledges it has previously received.

     (c) The Lakeshore Note, which Bank acknowledges it has previously received.

     (d) The CBL Mortgage, the Lakeshore Mortgage together with a title commitment from a title insurance company acceptable to the Bank, providing for the issuance of a mortgagee's loan policy insuring the lien of the CBL Mortgage in form, substance and amount satisfactory to the Bank, containing no exceptions which are unacceptable to the Bank, and containing such endorsements as the Bank may require; provided, however, with respect to the Florida (Lakeshore Mall) and Mississippi (Pemberton Mall) properties being added as collateral for the Loan, the Bank, in its sole discretion may require only a title report and may not require the issuance of a mortgagee's loan policy. The Bank acknowledges it has received all of the foregoing items except the Lakeshore Mortgage amendment to include portions of the Lakeshore Mall parking lot previously omitted from the Florida Mortgage and the related title policy endorsement.

     (e) Current financial statements of the Borrower in form satisfactory to the Bank to be held by the Bank in strict confidence.

     (f) Certified copy of Borrower's limited partnership agreement and certificate of limited partnership, and all amendments thereto and a certificate of existence for the Borrower, which the Bank acknowledges it has previously received.

     (g) Certified corporate resolutions of Borrower's general partner, and certificate(s) of existence for Borrower's general partner from the state of its incorporation and such other states as Bank shall require, together with a copy of the charter and bylaws of the Borrower's general partner.

     (h) The opinion of counsel for Borrower and the Borrower's general partner, that the transactions herein contemplated have been duly authorized by all requisite corporate and partnership authority, that this Loan Agreement and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as the Bank may require.

     (i) A certificate from an insurance company, satisfactory to Bank, setting forth the information concerning insurance which is required by
Section 6.3 of this Loan Agreement; or, if the Bank shall so require, certified copies of the original insurance policies evidencing such insurance, all of which the Bank acknowledges it has previously received.

     (j) Environmental audits of the properties described in the CBL Mortgage, which the Bank acknowledges it has previously received.

     (k) Current surveys of the property subject to the CBL Mortgage, indicating the location of all building lines, easements (visible, reflected in the public records or otherwise) and any existing improvements or encroachments, which survey shall contain no set of facts objectionable to the Bank and shall be accompanied by the Bank's usual survey certificate, all of which the Bank has previously received.

     (l) Copies of the appraisals of the real estate described in EXHIBIT "A" attached hereto, all of which the Bank has previously received.

     (m) The Guaranty Agreements of the Borrower guarantying the Lakeshore Note and of CBL Properties, Inc. guarantying the Loan, all of which the Bank has previously received.

     (n) All the items and information shown on the Checklist for Closing, a copy of which is attached hereto and marked EXHIBIT "D".

     4.2 CONDITIONS PRECEDENT TO ALL REVOLVING CREDIT LOAN ADVANCES. The obligation of the Bank to make Revolving Credit Advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

     (a) The Borrower shall have furnished to the Bank a written request stating the amount of Revolving Credit Advance requested together with the intended use of the advance.

     (b) The Borrower and Lakeshore shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Revolving Credit Loan indebtednesses. Each of the Warranties and Representations of the Borrower and Lakeshore, as set out in Section 5 hereof shall remain true and correct in all material respects as of the date of such Loan advance.

     (c)  Within forty-five (45) days after each July 1, January 1, April
1 and October 1, Borrower shall furnish to the Bank a Non-Default Certificate executed by a duly authorized officer of Borrower, in the form of EXHIBIT "E" attached hereto.

     (d) The Borrower shall have furnished to the Bank an updated and current title report with respect to the property or properties covered by any CBL Mortgage held by the Bank. If any lien shall have been placed on the property subsequent to the date of this Agreement or the applicable CBL Mortgage, other than liens in favor of the Bank, no additional advances shall be made.

SECTION 5:  REPRESENTATIONS AND WARRANTIES

     Borrower and Lakeshore represent and warrant that:

     5.1 PARTNERSHIP STATUS. The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary. Lakeshore is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida; it has the authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary. Lakeshore is a wholly owned subsidiary of the Borrower.

     5.2 POWER AND AUTHORITY. The execution, delivery and performance of the Loan Agreement, the Note, the CBL Mortgage and the other loan and collateral documents executed pursuant thereto by the Borrower and/or Lakeshore have been duly authorized by all requisite action and, to the best of Borrower's and Lakeshore's knowledge, will not violate any provision of law, any order of any court or other agency of government, the limited partnership agreement of the Borrower or Lakeshore, any provision of any indenture, agreement or other instrument to which Borrower and/or Lakeshore is a party, or by which Borrower's and/or Lakeshore's respective properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower and/or Lakeshore, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

     5.3 FINANCIAL CONDITION. (a) (i) The audited balance sheet of Borrower and Lakeshore for the fiscal year ended as of December 31, 1997, and the related statement of income and changes in financial conditions for the year then ended, and (ii) the unaudited interim balance sheet of Borrower and Lakeshore for March 30, 1998 and the related statement of income and changes in financial conditions for the period then ended, a copy of each of which has been furnished to the Bank, together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of Borrower and Lakeshore as at the date of said balance sheets and the results of its operations for said periods and as of the date of closing of this Loan Agreement and related transactions, respectively. All such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis maintained through the period involved.

     (b) There has been no substantial adverse change in the business, properties or condition, financial or otherwise, of Borrower and/or Lakeshore since March 30, 1998.

     (c) (i) The audited balance sheet of CBL Properties, Inc. for the fiscal year ended as December 31, 1997, the unaudited balance sheet of CBL Properties, Inc. for the period ended March 30, 1998, and the related statement of income and changes in financial conditions for the year ended 1997 and the period ended March 30, 1998, a copy of which has been furnished to the Bank, together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of CBL Properties, Inc. as at the date of said balance sheets and the results of its operations for said periods and as of the date of closing of this Loan Agreement and related transactions, respectively. All such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis maintained through the period involved.

     (d) There has been no substantial adverse change in the business, properties or condition, financial or otherwise, of CBL Properties, Inc. since March 30, 1998.

     (e) The warranties and representations made in this Section 5.3 are and were made as of the date of this Loan Agreement and any violation thereof shall be determined as of that date.

     5.4 TITLE TO ASSETS. Borrower and Lakeshore have good and marketable title to all its properties and assets reflected on the most recent balance sheet furnished to Bank subject to the Permitted Encumbrances with respect to the properties described in the CBL Mortgages and subject to all encumbrances, whether of record or not, with respect to all other properties.

     5.5 LITIGATION. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower and Lakeshore threatened against or affecting Borrower and/or Lakeshore, or any properties or rights of Borrower and/or Lakeshore, which, if adversely determined, would materially adversely affect the financial or any other condition of Borrower and/or Lakeshore except as set forth in EXHIBIT "F" attached hereto.

     5.6 TAXES. Borrower and Lakeshore have filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

     5.7 CONTRACTS OR RESTRICTIONS. In Borrower's and Lakeshore's opinions, Borrower and Lakeshore are not a party to any agreement or instrument or subject to any partnership agreement restrictions adversely affecting its business, properties or assets, operations or condition (financial or otherwise) other than this agreement, other bank loan or property partnership agreements that contain certain restrictive covenants or other agreements entered into in the ordinary course of business.

     5.8 NO DEFAULT. No Event of Default (as defined herein) has occurred and not been waived under any agreement or instrument to which it is a party beyond the expiration of any applicable notice and cure period, which default if not cured would materially and substantially affect the financial condition, property or operations of the Borrower and/or Lakeshore. For the purposes of this Paragraph 5.8, monetary defaults specifically excepted under the provisions of Paragraph 8.2 (which excludes non-recourse debt) below shall not be deemed material defaults.

     5.9 PATENTS AND TRADEMARKS. Borrower and Lakeshore possess all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of its businesses.

     5.10 ERISA. To the best of Borrower's and Lakeshore's knowledge and belief, Borrower is in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and all other laws, state or federal, applicable to any employees' retirement plan maintained or established by it.

     5.11 HAZARDOUS SUBSTANCES. No Hazardous Substances are unlawfully located on or have been unlawfully stored, processed or disposed of on or unlawfully released or discharged (including ground water contamination) from any property owned by Borrower and/or Lakeshore which is encumbered by the CBL Mortgage and no above or underground storage tanks exist unlawfully on such property. No private or governmental lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed against any property which, if adversely determined, would materially adversely affect the business, operations or the financial condition of Borrower and/or Lakeshore except as set forth in EXHIBIT "F" attached hereto.

     5.12 OWNERSHIP OF BORROWER. As of the date hereof, CBL Holdings I owns an approximate 2.8% general partner interest in the Borrower and CBL Holdings II owns a 69% limited partner interest in the Borrower. As of the date hereof, CBL Properties, Inc. does not own a direct interest in Borrower; however, it owns 100% of the stock of CBL Holdings I and CBL Holdings II.
As of the date hereof, CBL & Associates, Inc. and its affiliates, officers and key employees own an approximate 28% limited partner interest in the Borrower. As of the date hereof, CBL Management, Inc. owns no interest in the Borrower. The Borrower has no other general partners. As of the date hereof the Borrower and its Affiliates own 100% of the partnership interests in Lakeshore.

     5.13 OUTSTANDING BALANCE ON LAKESHORE NOTE. As of the date hereof, the outstanding unpaid principal balance of the Lakeshore Note is $18,000,000.00 and the undisbursed amount of the Lakeshore Note is $2,400,000.00 and no defenses or offsets exist against the holder of the Lakeshore Note or otherwise.

SECTION 6:  AFFIRMATIVE COVENANTS OF BORROWER AND LAKESHORE

     Borrower and Lakeshore covenant and agree that from the date hereof and until payment in full of the principal of and interest on indebtednesses evidenced by the Note and the Lakeshore Note, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Borrower and Lakeshore will:

     6.1 BUSINESS AND EXISTENCE. Perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business in a sound and prudent manner.

     6.2 MAINTAIN PROPERTY. Maintain, preserve, and protect all leases, franchises, and trade names and preserve all of its properties used or useful in the conduct of its business in a sound and prudent manner, keep the same in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

     6.3 INSURANCE. (a) With respect to all of the Property which serves as collateral for the Loan, at all times maintain in some company or companies (having a Best's rating of A:XI or better) approved by Bank:

          (i) Comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to the Bank, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

          (ii) Business interruption insurance and/or loss of rents insurance in a minimum amount specified by Bank, with loss payable clause in favor of Bank;

          (iii) Hazard insurance insuring Borrower's and Lakeshore's property and assets against loss by fire (with extended coverage) and against such other hazards and perils (including but not limited to loss by windstorm, hail, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as Bank, in its sole discretion, shall from time to time require, all such insurance to be issued in such form, with such deductible provision, and for such amount as shall be satisfactory to Bank, with loss payable clause in favor of Bank.
     The Bank is hereby authorized and empowered, at its option, to adjust or compromise any loss under any such insurance policies and to collect and receive the proceeds from any such policy or policies as provided in the CBL Mortgage; and

          (iv) Such other insurance as the Bank may, from time to time, reasonably require by notice in writing to the Borrower and/or to Lakeshore.

     (b) All required insurance policies shall provide for not less than thirty (30) days' prior written notice to the Bank of any cancellation, termination, or material amendment thereto; and in all such liability insurance policies, Bank shall be named as an additional insured. Each such policy shall, in addition, provide that there shall be no recourse against the Bank for payment of premiums or other amounts with respect thereto. Hazard insurance policies shall contain the agreement of the insurer that any loss thereunder shall be payable to the Bank notwithstanding any action, inaction or breach of representation or warranty by the Borrower and/or Lakeshore. The Borrower and Lakeshore will deliver to Bank original or duplicate policies of such insurance, or satisfactory certificates of insurance, and, as often as Bank may reasonably request, a report of a reputable insurance broker with respect to such insurance. Any insurance proceeds received by Bank shall be applied upon the indebtednesses, liabilities, and obligations of the Borrower to the Bank (whether matured or unmatured) or, at Bank's option, released to the Borrower or Lakeshore, as the case might be.

     6.4 OBLIGATIONS, TAXES AND LIENS. Pay all of its indebtednesses and obligations in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income and profits, or upon any of its properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, obligation, tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Bank, and Bank shall be furnished, if Bank shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined. In addition, Borrower and Lakeshore shall immediately pay, upon the request of the Bank, all mortgage and/or intangible taxes and/or penalties payable to government officials with respect to any CBL Mortgage and/or the Note or, if Bank has elected to pay same, Borrower shall immediately reimburse Bank therefor upon the request of the Bank; provided, however Borrower shall not be required to pay or reimburse so long as Borrower is contesting the tax and/or penalties in good faith and through continuous and appropriate proceedings.

     6.5 FINANCIAL REPORTS AND OTHER DATA. Furnish to the Bank as soon as available: (a) and in any event within ninety (90) days after the end of each fiscal year of Borrower and Lakeshore, respectively, an unqualified audit as of the close of such fiscal year of Borrower and Lakeshore, including a balance sheet and statement of income and surplus of Borrower and Lakeshore together with the unqualified audit report and opinion of Arthur Andersen Company, Certified Public Accountant, or other independent Certified Public Accountant which is widely recognized and of good national repute or which is otherwise acceptable to the Bank, showing the financial condition of Borrower at the close of such year and the results of operations during such year; and, (b) within forty-five (45) days after the end of each fiscal quarter, (i) financial statements similar to those described above for Borrower and for CBL Properties, Inc., not audited but certified by the Chief Financial Officer or Controller of Borrower and CBL Properties, Inc., as the case may be, such balance sheets to be as of the end of such quarter and such statements of income and surplus to be for the period from the beginning of said year to the end of such quarter, in each case subject only to audit and year-end adjustment and the preparation of required footnotes; and (ii) a Non-Default Certificate in the form prescribed on EXHIBIT "E" Attached hereto and made a part hereof; and, (c) within thirty (30) days after the end of each fiscal quarter, rent rolls and operating statements related to the properties described in the CBL Mortgage; and, (d) simultaneously with the inclusion of Net Operating Income (loss) from Newly Acquired Property in any financial calculation provided for in this Loan Agreement, a current rent roll and a current income and expense statement, similar to those described above, not audited but certified by the Chief Financial Officer or Controller of Borrower and CBL Properties, Inc., as the case may be, such rent roll and statement of income and expense to be for the twelve (12) month period used in any such calculation and/or to also be for the period from the beginning of said year to the end of such quarter, as the case may be.

     6.6 ADDITIONAL INFORMATION. Furnish such other information regarding the operations, business affairs and financial condition of the Borrower and/or Lakeshore as Bank may reasonably request, including but not limited to written confirmation of requests for loan advances, true and exact copies of its books of account and tax returns, and all information furnished to the owners of its partnership interests, or any governmental authority, and permit the copying of the same and Bank agrees that all such information shall be maintained in strict confidence. Provided, however, the Borrower and Lakeshore shall not be required to divulge the terms of other financing arrangements with other lending institutions if and to the extent Borrower and/or Lakeshore is prohibited by contractual agreement with such lending institutions from disclosing such information with the exception that Borrower and Lakeshore shall promptly notify Bank in writing of all defaults, if any, which exist beyond any applicable cure periods and the nature thereof, which occur in connection with such financing arrangements and which defaults would constitute an Event of Default hereunder. Borrower and Lakeshore shall not enter into any such contractual arrangement whereby the Borrower or Lakeshore is prohibited from disclosing such financial arrangements, without providing Bank with written notice of the nature of such prohibitions. In addition, Borrower and Lakeshore shall not enter into any such arrangement while any Event of Default hereunder exists beyond any applicable cure periods.

     6.7 RIGHT OF INSPECTION. Permit any person designated by the Bank, at the Bank's expense, to visit and inspect any of the properties, books and financial reports of the Borrower and Lakeshore and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times and as often as a Bank may reasonably request provided that such inspection shall not unreasonably interfere with the operation and conduct of Borrower's and/or Lakeshore's properties and business affairs and provided further that such person shall disclose such information only to the Bank, the Bank's appraisers and examiners as required by banking laws, rules and regulations.

     6.8 ENVIRONMENTAL LAWS. Maintain at all times all of Borrower's and Lakeshore's property described in the CBL Mortgage in compliance with all applicable Environmental Laws, and immediately notify the Bank of any notice, action, lien or other similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws with respect to any of such properties.

     6.9 NOTICE OF ADVERSE CHANGE IN ASSETS. At the time of Borrower's and/or Lakeshore's first knowledge or notice, immediately notify the Bank of any information that may adversely affect in any material manner the properties of the Borrower and/pr Lakeshore which are subject to the CBL Mortgage.

     6.10 MINIMUM NET WORTH. Borrower shall not permit Net Worth at any time to be less than an amount equal to $410,000,000.00 plus ninety percent (90%) of the net proceeds or value (whether cash, property or otherwise) received by CBL Properties, Inc. or Borrower from any issuance after the effective date of this Loan Agreement of any shares of Capital Stock of CBL Properties, Inc., any operating partnership units of Borrower or any shares of Capital Stock or other equity interest in any Subsidiary of Borrower.

     6.11 TOTAL OBLIGATIONS TO CAPITALIZED VALUE. Maintain at all times (except as herein permitted) beginning on the Closing Date, a ratio of Total Obligations to Capitalized Value of not more than .60 to .65; provided however, as of the end of the Borrower's second (2nd) and fourth (4th) fiscal quarters, the Bank, in its sole discretion and consistent with trends in the real estate market, may adjust the Capitalized Value cap rates of nine and one half percent (9.5%) for Non- Mall Projects and eight and one half percent (8.5%) for Mall Projects. If the cap rate is adjusted by the Bank, the Borrower shall not be deemed out of compliance with any covenants affected by the adjustment until the end of the quarter following the effective date of the adjustment.

     6.12 APPRAISALS. Deliver to the Bank upon the Bank's request but, for each property, no more frequently than once per every eighteen (18) month period, reappraisals of the property or properties described in the CBL Mortgage.

     6.13 INTEREST COVERAGE RATIO. Borrower shall not permit, as of the last day of any fiscal quarter, the Interest Coverage Ratio to be less than
2.00 to 1.00.

     6.14 DEBT COVERAGE RATIO. Borrower shall not permit, as of the last day of any fiscal quarter of Borrower, the Debt Coverage Ratio to be less than 1.75 to 1.00.

     6.15 AGREEMENTS REGARDING LAKESHORE NOTE AND LAKESHORE MORTGAGE. So long as no Event of Default then exists or with notice or lapse of time would exist, upon the request of the Borrower, but in the Bank's discretion, the Bank shall sell to the Borrower and/or the Borrower's designated subsidiary, the Lakeshore Note and/or the Lakeshore Mortgage for the balance due under the Lakeshore Note (the "Lakeshore Principal Balance") plus accrued interest.

 SECTION 7:  NEGATIVE COVENANTS OF BORROWER AND LAKESHORE

     Borrower and Lakeshore covenant and agree that at all times from and after the Closing Date, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Borrower and Lakeshore will not, either directly or indirectly:

     7.1 INDEBTEDNESS. Incur, create, assume or permit to exist any indebtedness or liability, secured by any of the properties described in the CBL Mortgage, (except with respect to the Borrower only) for indebtedness, which is subordinate in all respects to the indebtedness evidenced by the Note, which indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per property and is used for renovation of the property or properties described in the CBL Mortgage.

     7.2 MORTGAGES, LIENS, ETC. Create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the properties subject to the CBL Mortgage except:
     (a) Liens in favor of the Bank securing payment of the Note and/or the Lakeshore Note;

     (b) Existing liens securing indebtednesses permitted under Section 7.1 above;

     (c)  Permitted Encumbrances (as defined at Section 1); and

     (d)  Liens securing indebtedness permitted under Section 7.1 above.

     7.3 SALE OF ASSETS. Sell, lease, convert, transfer or dispose (other than in the normal course of business) of all or a substantial part of its assets for less than book value or fair market consideration without the Bank's prior written consent; provided, however, while the Revolving Credit Loan is outstanding, the Borrower and Lakeshore may not sell in a single transaction or related series of transactions properties whose GAAP base value exceeds twenty percent (20%) of the GAAP book value of the Borrower's assets, without the Bank's approval or review. All transfers, whether or not the Bank's approval shall be required as set forth above, shall be reported to the Bank.

     7.4 CONSOLIDATION OR MERGER; ACQUISITION OF ASSETS. Enter into any transaction of merger or consolidation, acquire any other business or corporation, or acquire all or substantially all of the property or assets of any other Person unless the Borrower and/or its general partner shall be the surviving entities.

     7.5 PARTNERSHIP DISTRIBUTIONS AND OTHER PAYMENTS. Except as hereinafter provided, declare or pay, or set apart any funds for the payment of, any distributions on any partnership interest in Borrower and/or Lakeshore, or apply any of its funds, properties, or assets to or set apart any funds, properties or assets for, the purchase or other retirement of or make any other distribution (whether by reduction of partnership capital or otherwise) in respect of, any partnership interest in Borrower and/or Lakeshore; or without the consent of Bank, pay any fee or other compensation of any nature to or for the benefit of CBL & Associates, Inc., CBL Holdings, and/or CBL Properties, Inc. and/or their affiliates, officers or key employees (the "Distributees"). Notwithstanding anything stated in the foregoing to the contrary, (a) Borrower may pay to such Distributees and its other partners quarterly distributions so long as such distributions do not exceed in the aggregate 95% of Funds from Operations and (b) Borrower may pay any fee or other reasonable compensation of any nature to or for the benefit of (i) CBL Management, Inc., or (ii) any other Distributee, which payment has been made in the ordinary course of business and approved by the independent directors of CBL Holdings. Borrower may make a distribution from Loan proceeds but only once during any rolling twelve (12) month period and provided Borrower is not in default hereunder and such distribution will not create a default hereunder.

     7.6 LOANS TO OFFICERS AND EMPLOYEES. Permit or allow loans to officers and employees of Borrower or holders of partnership interests in Borrower to exceed $500,000.00 in any one instance or $2,000,000.00 in the aggregate, provided that nothing in the foregoing shall be deemed to limit loans made in the ordinary course of business to CBL Properties Management, Inc.

     7.7 LIMITATIONS ON FLOATING RATE INDEBTEDNESS. Incur, assume or suffer to exist any outstanding indebtedness bearing interest at a variable rate that fluctuates during the scheduled life of such indebtedness (other than indebtedness under Reserved Construction Loans, as that term is defined hereinafter) in an aggregate principal amount in excess of $175,000,000.00 at any one time outstanding unless Borrower has obtained an interest rate swap, cap or collar agreement or similar arrangement with a recognized investment grade financial institution which prevents the all-in effective interest rate payable by Borrower with respect to the principal amount of such indebtedness in excess of $175,000,000.00 (including base rate, applicable margin and reserve and similar costs) from increasing above the rate set forth below with respect to such indebtedness:

          Principal Amount in
          Excess of $175,000,000.00                   Interest Rate

          Less than or equal
          to $50,000,000.00                                 8.5%

          Greater than
          $50,000,000.00 and
          less than or equal
          to $100,000,000.00                                8.0%

          Greater than
          $100,000,000.00 and
          less than or equal
          to $150,000,000.00                                7.5%

          Greater than
          $150,000,000.00                                   7.0%

          For purposes of this Loan Agreement, "Reserved Construction Loan" shall mean a construction loan extended to Borrower or Lakeshore or to a subsidiary of Borrower for the construction of a project in respect to which
(a) neither any monetary or material non-monetary default nor any event of default exists; (b) interest on such loan has been budgeted to accrue at a rate of not less than the Base Rate plus two percent (2%) at the time the interest reserve account is established; (c) the amount of such budgeted interest has been (i) included in the principal amount of such loan and (ii) segregated into an interest reserve account (which shall include any arrangement whereby loan proceeds equal to such budgeted interest are reserved and only disbursed to make interest payments with respect to such loan); (d) absent an event of default or a monetary or material non-monetary default, such interest can be paid out of such interest reserve account only for the purpose of making interest payments on such loan; (e) the amount held in such interest reserve account with respect to such loan, together with the net income, if any, from such project projected by the Bank in its reasonable judgment, will be sufficient, as reasonably determined by the Bank from time to time, to pay all interest expense on such loan until the date that the earnings before income, taxes, depreciation and amortization of the project being financed by such loan is anticipated to be sufficient to pay all interest expense on such loan; and (f) Borrower has delivered all certificates required by this Loan Agreement.

     7.8 LIMITATIONS ON ACTIONS AGAINST BANK AND PARTICIPANTS. Take any action against:

     (a) Bank, if any Participant fails or refuses to fund for the account of Borrower and/or Lakeshore or to Bank for the benefit of Borrower and/or

Lakeshore, such Participant's respective Proportionate Share and such failure or refusal has not been caused by Bank's breach of this Loan Agreement; or

     (b) any Participant, if Bank fails or refuses to fund for the account of Borrower and/or Lakeshore any Participant's Proportionate Share, to the extent such Participant's Proportionate Share has been received by Bank; or

     (c) any Participant, if Bank fails or refuses to fund for the account of Borrower and/or Lakeshore Bank's Proportionate Share and such failure has not been caused by such Participant's breach of this Loan Agreement or the Participation Agreement. Borrower's and Lakeshore's cause of action under this Loan Agreement, if any, for failure to fund being directly against the lender which fails or refuses to fund, and then only if such failure or refusal to fund would constitute a breach of this Loan Agreement.

     7.9 INVESTMENT CONCENTRATION. (a) Borrower shall not make, and shall not permit any of its Subsidiaries to make, any Investment in the following items which would cause the value of such holdings of Borrower and/or to exceed the following percentages of Borrower's Net Worth:

          (i) raw land, such that the aggregate book value of all such raw land (other than: (A) raw land subject to a ground lease under which Borrower is the landlord and a Person not an Affiliate of Borrower is the tenant; (B) land on which the development of a Project has commenced; (C) land subject to a binding contract of sale under which Borrower one of its Subsidiaries is the seller, the buyer is not an Affiliate of Borrower and (D) out-parcels held for lease or sale) exceeds ten percent (10%) of Net Worth;

          (ii) developed real estate used primarily for non-retail purposes, such that the aggregate book value of such real estate (other than the real estate located at 6148 Lee Highway, Chattanooga, Tennessee) exceeds ten percent (10%) of Net Worth;

          (iii) Capital Stock of any Person, such that the aggregate value of such Capital Stock in Unconsolidated Affiliates other than CBL Management, Inc., calculated on the basis of the lower of cost or market, exceeds ten percent (10%) of Net Worth;

          (iv) Mortgages, such that the aggregate principal amount secured by Mortgages acquired by Borrower after the Effective Date exceeds ten percent (10%) of Net Worth;

          (v) Investments made after the date hereof in partnerships, joint ventures and other non-corporate Persons accounted for an equity basis (determined in accordance with GAAP), such that the aggregate outstanding amount of such Investments (other than Investments in partnerships in which (A) Borrower is the sole general partner and the only limited partners are either (I) the Person from whom the real estate owned by such partnership was purchased, and such Person's successors and assigns or (II) a Person operating stores which anchor the development constructed or to be constructed by such partnership or (B) Borrower owns not less than ninety percent (90%) of the partnership interests and has the unilateral right to make all operational and strategic decisions) exceeds ten percent (10%) of Net Worth.

     (b) Neither Borrower nor any of its Subsidiaries shall acquire the business of all or substantially all of the assets or stock of any Person, or any division of any Person, whether through Investment, purchase of assets, merger or otherwise; provided that Borrower or its Subsidiaries may make such an acquisition so long as Borrower has delivered to Agent, not less than thirty (30) days prior to the date such acquisition is consummated, (i) all information related to such acquisition as is reasonably requested by the Agent and (ii) a certificate, signed by the chief financial officer of Borrower, certifying that, giving effect to such acquisition, there shall not exist any Default or Event of Default hereunder and setting forth in reasonable detail the calculations setting forth, on a pro forma basis giving effect such acquisition, Borrower's compliance with Sections 6.8, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17 or 6.18 of the loan documents which exist between Borrower and Agent.

SECTION 8:  EVENTS OF DEFAULT

     An "Event of Default" shall exist if any of the following shall occur:

     8.1 PAYMENT OF PRINCIPAL, INTEREST TO BANK. The Borrower and/or Lakeshore defaults in the payment as and when due of principal or interest on any Note or the Lakeshore Note or any fees due under this Loan Agreement which default shall continue for more than ten (10) days following mailing of notice from Bank to Borrower and/or Lakeshore thereof; or the Borrower and/or Lakeshore defaults in the payment when due of any other recourse indebtednesses, liabilities, or obligations to the Bank beyond the expiration of any applicable notice and cure period, whether now existing or hereafter created or arising; direct or indirect, absolute or contingent; or

     8.2 PAYMENT OF OBLIGATIONS TO OTHERS. The Borrower and/or Lakeshore defaults in the payment as and when due of any other indebtedness or obligation but only if: (a) such indebtedness or obligation is with recourse to the Borrower and/or Lakeshore; and (b) the effect of such default is to accelerate the maturity of such indebtedness or obligation, or the effect of such default is to permit the holder thereof to cause such indebtedness or obligation to become due prior to its stated maturity; and (c) the default is not cured within the applicable cure period, if any, or subsequently waived by the lender to whom payment is owed. Provided, however, even if such indebtedness or obligation is with recourse to the Borrower and/or Lakeshore, the Borrower and Lakeshore will not be considered in default hereunder if the default is either: (a) a monetary default which does not exceed One Million Dollars ($1,000,000.00) and is not a failure to pay a normal monthly, quarterly or other periodic principal or interest installment due; or, (b) is being contested by the Borrower and/or Lakeshore in good faith through appropriate proceedings acceptable to Bank; or

     8.3  PERFORMANCE OF OBLIGATIONS TO BANK.  The Borrower and/or
Lakeshore defaults with respect to the performance of any non-monetary obligation incurred in connection with the Loan other than its obligations under Section 7.8 hereof and such default continues for more thirty (30) days following mailing of notice thereof from Bank to Borrower and/or Lakeshore, or, if such default is incapable of cure within such thirty (30) day period, Borrower and/or Lakeshore fails to diligently, continuously and in good faith pursue such cure to completion; or the Borrower and/or Lakeshore defaults with respect to the performance of any other non-monetary obligation incurred in connection with any recourse indebtedness for borrowed money owed to the Bank an such default continues for more thirty (30) days following mailing of notice thereof from Bank to Borrower and/or Lakeshore, as the case may be, or, if such default is incapable of cure within such thirty (30) day period, Borrower and/or Lakeshore fails to diligently, continuously and in good faith pursue such cure to completion; or

     8.4 PERFORMANCE OF OBLIGATIONS TO OTHERS. An event of default occurs with respect to the performance of non-monetary obligations incurred in connection with any recourse indebtedness for borrowed money owed to a lender other than Bank, if the default even if subsequently waived by the Lender is considered a material default by the Bank and if the default is not cured within the applicable cure period provided by the lender to whom such performance is owed; provided, however, if the indebtedness is in an amount less that $1,000,000.00, or if the lender's declaration of default is being continuously and diligently contested by the Borrower and/or Lakeshore in good faith through appropriate proceedings, such default shall not constitute a default hereunder; or

     8.5 REPRESENTATION OR WARRANTY. Any representation or warranty made by the Borrower and/or Lakeshore herein, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any substantial material respect on the date as of which made; or

     8.6 BANKRUPTCY, ETC. The Borrower or Lakeshore or CBL Holdings or CBL Properties, Inc. shall make a general assignment of assets for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence on its or their behalf any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower or Lakeshore or CBL Holdings or CBL Properties, Inc., in which an order for relief is entered against Borrower or CBL Properties, Inc. or which remains undismissed for a period of ninety
(90) days or more; or Borrower or Lakeshore or CBL Holdings or CBL Properties, Inc. by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or Borrower or

Lakeshore or CBL Holdings or CBL Properties, Inc. shall generally not pay its debts as such debts become due; or

     8.7 CONCEALMENT OF PROPERTY, ETC. The Borrower or Lakeshore or CBL Holdings or CBL Properties, Inc. shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its or his creditors or any of them, or made or suffered a transfer of any of its property which shall constitute a fraudulent act under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

     8.8 MANAGEMENT CHANGE. Management of the Borrower shall, for a period of one hundred eighty (180) consecutive days, cease to be in at least one of the following persons: (a) Charles B. Lebovitz, (b) John N. Foy, (c) Jay Wiston, or (d) Stephen D. Lebovitz, who shall be in an executive management position with Borrower or who shall be a senior vice president, executive vice president, senior executive vice president or president with Borrower's general partner; or

     8.9 CHANGE IN OWNERSHIP. CBL & Associates, Inc., its affiliates, officers and key employees shall have, through sale or transfer, reduced their aggregate partnership interest in Borrower (which, for this purpose, shall include a proportionate share of CBL Holdings' and CBL Properties, Inc.'s partnership interest in Borrower equal to their proportionate shareholding in CBL Holdings and CBL Properties, Inc.) to less than (50%) of such partnership interests owned by them on November 7, 1993. Provided, however, if the change in ownership occurs as a result of actions taken by Borrower in compliance with Section 2.7 of this Loan Agreement, no such change of ownership shall result in an Event of Default hereunder; or

     8.10 LOAN DOCUMENTS TERMINATED OR VOID. This Loan Agreement, the Note, or any instrument securing the Note shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void; or the Borrower and/or Lakeshore shall deny it has any or further liability under this Loan Agreement or the Note, respectively; or

     8.11 COVENANTS. The Borrower or Lakeshore or any grantor under any CBL Mortgage defaults in the performance or observance of any covenant, agreement or undertaking on its part to be performed or observed, contained herein, in the Security Agreement, CBL Mortgage or in any other instrument or document which now or hereafter evidences or secures all or any part of the loan indebtedness which default shall continue for more than thirty (30) days following the mailing of notice from Bank to Borrower and/or Lakeshore and/or such grantor under any CBL Mortgage thereof; or

     8.12 BREACH OF SECTION 7.8 OF THIS LOAN AGREEMENT. The Borrower and/or Lakeshore shall fail to observe or perform its obligations to the Bank, and/or any Participant under Section 7.8 of this Loan Agreement;

     8.13 PLACEMENT OF LIENS ON PROPERTY. The Borrower or any other grantor of a CBL Mortgage shall, without the prior written consent of the Bank, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any mortgage, deed of trust, pledge, lien (statutory, constitutional or contractual), or security interest, encumbrance or charge on, or conditional sale or other title retention agreement, regardless of whether same are expressly subordinate to the liens of the CBL Mortgage, with respect to the property described in the Lakeshore Mortgage or any other CBL Mortgage.

     8.14 REMEDY. Upon the occurrence of any Event of Default, as specified herein, the Bank shall, at its option, be relieved of any obligation to make further Revolving Credit Advances under this Agreement; and the Bank may at its option record the Lakeshore Mortgage (New); and the Bank may, at its option, thereupon declare the entire unpaid principal balances of the Note of Borrower and the Lakeshore Note, all interest accrued and unpaid thereon and all other amounts payable under this Loan Agreement to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the CBL Mortgage, any other instrument or document which secures the Note and/or the Lakeshore Note, or available at law or in equity. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose.

SECTION 9:  MISCELLANEOUS

     9.1 AMENDMENTS. The provisions of this Loan Agreement, the Note or the Lakeshore Note or any instrument or document executed pursuant hereto or securing the indebtednesses may be amended or modified only by an instrument in writing signed by the parties hereto.

     9.2 NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed, certified mail, return receipt requested, or delivered, if to the Borrower and/or Lakeshore, to it at c/o CBL & Associates Properties, Inc., One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421, Attention: President; if to the Bank, to it at 701 Market Street, Chattanooga, Tennessee 37402, Attention: Gregory L. Cullum; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three business days after mailing, whichever is earlier; or (ii) if delivered, upon delivery and receipt of an executed acknowledgment of receipt by the party to whom delivery is made.

     9.3 NO WAIVER, CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     9.4 INDEMNIFICATION. Borrower and Lakeshore agree to indemnify Bank from and against any and all claims, losses and liabilities, including, without limitation, reasonable attorneys' fees, growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from Bank's gross negligence or willful misconduct or from Bank's violation of applicable banking rules and regulations. The indemnification provided for in this Section shall survive the payment in full of the loan.

     9.5 SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest therein.

     9.6 GOVERNING LAW. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except
(a) that the provisions hereof which relate to the payment of interest shall be governed by (i) the laws of the United States or, (ii) the laws of the State of Tennessee, whichever permits the Bank to charge the higher rate, as more particularly set out in the Note, and (b) to the extent that the Liens in favor of the Bank, the perfection thereof, and the rights and remedies of the Bank with respect thereto, shall, under mandatory provisions of law, be governed by the laws of a state other than Tennessee.

     9.7 EXECUTION IN COUNTERPARTS. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     9.8 TERMINOLOGY; SECTION HEADINGS. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

     9.9 ENFORCEABILITY OF AGREEMENT. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

     9.10 INTEREST LIMITATIONS. (a) The loan and the Note evidencing the loan, including any renewals or extensions thereof, may provide for the payment of any interest rate (i) permissible at the time the contract to make the loan is executed, (ii) permissible at the time the loan is made or any advance thereunder is made, or (iii) permissible at the time of any renewal or extension of the loan or the Note.

     (b) It is the intention of the Bank and the Borrower to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder of the Note ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness thereby evidenced; and if the principal amount of the indebtedness evidenced thereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Borrower, or other party lawfully entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which Bank may lawfully charge under applicable law from time to time in effect, the Borrower and/or Lakeshore and the Bank shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof, or of any other agreement between the Bank and the Borrower and/or Lakeshore, that operates to bind, obligate, or compel the Borrower to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Borrower and/or Lakeshore that is in conflict with the provisions of this paragraph.

     The Note and the Lakeshore Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statue) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Borrower and/or Lakeshore be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

     9.11 NON-CONTROL. In no event shall the Bank's rights hereunder be deemed to indicate that the Bank is in control of the business, management or properties of the Borrower and/or Lakeshore or has power over the daily management functions and operating decisions made by the Borrower and/or Lakeshore.

     9.12  LOAN REVIEW; EXTENSIONS OF TERMINATION DATE; CONTINUING SECURITY.
(a) The specific Termination Date of Revolving Credit Loan mentioned in Article One may be extended for additional periods of one (1) year. On each June 1 hereafter, so long as the Loan remains unpaid, Bank shall review the performance of the Loan. If the Bank deems performance of the Loan acceptable, it will renew the Loan for one (1) year from the then existing Termination Date of Revolving Credit Loan. If Bank deems performance of the Loan not acceptable, Bank shall not be obligated to extend the Termination Date of Revolving Credit Loan; however, the Borrower shall then have the right to repay the Loan pursuant to the repayment provisions contained in the Note. Assessment of performance and the decision whether to extend the Termination Date of Revolving Credit Loan shall be solely within Bank's discretion. The Bank will not deem the performance of the Loan acceptable unless and until the Borrower provides to the Bank, among other things, updated title commitments with respect to all properties covered by any CBL Mortgage, which title commitments must be in form and substance acceptable to the Bank and must contain no exceptions unacceptable to the Bank. Bank shall notify Borrower of the results of its review of the Loan no later than eleven (11) months prior to the then effective Termination Date of the Revolving Credit Loan. If Bank elects not to renew the Loan, Bank shall not perform or cause to be performed, except at Bank's expense, any inspections, appraisals, surveys or similar items between: (a) the date notice thereof is given Borrower or the Termination Date, whichever first occurs, and (b) the date the Note is repaid as provided herein.

     (b) Upon the specific Termination Date of Revolving Credit Loan so fixed in Article One, or in the event of the extension of this Agreement to a subsequent Termination Date (when no effective extension is in force), the Revolving Credit Loan and all other extensions of credit (unless sooner declared to be due and payable by the Bank pursuant to the provisions hereof), and subject to Borrower's election as set forth in subparagraph (a) above, shall become due and payable for all purposes. Until all such indebtednesses, liabilities and obligations secured by the CBL Mortgage are satisfied in full, such termination shall not affect the security interest granted to Bank pursuant to the CBL Mortgage, nor the duties, covenants, and obligations of the Borrower therein and in this Agreement; and all of such duties, covenants and obligations shall remain in full force and effect until the Revolving Credit Loan and all obligations under this Loan Agreement have been fully paid and satisfied in all respects.

     9.13 FEES AND EXPENSES. The Borrower agrees to pay, or reimburse the Bank for, the reasonable actual third party out-of-pocket expenses, including counsel fees and fees of any accountants, inspectors or other similar experts, as deemed necessary by the Bank, incurred by the Bank in connection with the development, preparation, execution, amendment, recording,

(excluding the salary and expenses of Bank's employees and Bank's normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Notes, and any instrument or document now or hereafter securing the and Revolving Credit Loan indebtednesses.

     9.14 TIME OF ESSENCE. Time is of the essence of this Loan Agreement, the Note, and the other instruments and documents executed and delivered in connection herewith.

     9.15 COMPROMISES, RELEASES, ETC. Bank is hereby authorized from time to time, without notice to anyone, to make any sales, pledges, surrenders, compromises, settlements, releases, indulgences, alterations, substitutions, exchanges, changes in, modifications, or other dispositions including, without limitation, cancellations, of all or any part of the Loan indebtedness, or of any contract or instrument evidencing any thereof, or of any security or collateral therefor, and/or to take any security for or guaranties upon any of said indebtedness; and the liability of any guarantor, if any, shall not be in any manner affected, diminished, or impaired thereby, or by any lack of diligence, failure, neglect, or omission on the part of Bank to make any demand or protest, or give any notice of dishonor or default, or to realize upon or protect any of said indebtedness or any collateral or security therefor. Bank shall have the right to apply such payments and credits first to the payment of all its expenses, including costs and reasonable attorneys' fees, then to interest due under the Note and then to principal due under the Note. Bank shall be under no obligation, at any time, to first resort to, make demand on, file a claim against, or exhaust its remedies against the Borrower and/or Lakeshore, or its property or estate, or to resort to or exhaust its remedies against any collateral, security, property, liens, or other rights whatsoever. Upon the occurrence of an Event of Default, it is expressly agreed that Bank may at any time make demand for payment on, or bring suit against, the Borrower and/or Lakeshore and any guarantor, jointly or severally and may compromise with any of them for such sums or on such terms as it may see fit, and without notice or consent, the same being hereby expressly waived.

     9.16 JOINDER OF CBL PROPERTIES, INC. CBL Properties, Inc. joins herein for the purpose of acknowledging and consenting to the terms and provisions of Section 2.7 hereof.

     9.17 BANK'S CONSENT. Except as otherwise expressly provided herein, in any instance hereunder where Bank's approval or consent is required or the exercise of its judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be within the sole discretion of Bank, and Bank shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment provided that the Bank shall proceed at all times in good faith and in a commercially reasonable manner. Bank may consult with counsel, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

     9.18 VENUE OF ACTIONS. As an integral part of the consideration for the making of the loan, it is expressly understood and agreed that no suit or action shall be commenced by the Borrower, Lakeshore, CBL Holdings, CBL

Properties, Inc., by any guarantor, or by any successor, personal representative or assignee of any of them, with respect to the loan contemplated hereby, or with respect to this Loan Agreement or any other document or instrument which now or hereafter evidences or secures all or any part of the loan indebtedness, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of the Bank is situated, or in the United States District Court for the District in which the principal place of business of the Bank is situated, and not elsewhere. Nothing in this paragraph contained shall prohibit Bank from instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder or in any other document or instrument which evidences or secures the loan indebtedness.

     9.19 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     9.20 CONFLICT. In the event of any conflict between the provisions hereof and any other loan document during the continuance of this Agreement (including but not limited to the Construction Loan Agreement and any other documents received by the Bank via assignment in connection with the Lakeshore Mall), the provisions of this Agreement shall control.

     9.21 PARTICIPATION AGREEMENT. The Borrower and Lakeshore acknowledge that the Participation Agreement exists and that the Bank is obligated, subject to the terms and conditions hereof, to fund Eighty Million Dollars ($80,000,000.00) to the Borrower but that of that amount KeyBank National Association, formerly Society National Bank and AmSouth Bank are obligated, subject to the terms and conditions of the Participation Agreement, to fund Twenty Two Million Five Hundred Thousand Dollars ($22,500,000.00) each to the Bank and Compass Bank is obligated, subject to the terms and conditions of the Participation Agreement, to fund Twelve Million Five Hundred Thousand and NO/100 Dollars ($12,500,000.00) to the Bank.

     IN WITNESS WHEREOF, the Borrower, Lakeshore, the Bank, CBL Holdings and CBL Properties, Inc. have caused this Agreement to be executed by their duly authorized officers and/or partner, all as of the day and year first above written.

                              CBL & ASSOCIATES LIMITED PARTNERSHIP

                              BY:  CBL HOLDINGS I, INC.,
                                   Its Sole General Partner


                              By:_____John N. Foy______________________
                              Title:__Executive Vice President_________
                                                               BORROWER

                              LAKESHORE/SEBRING LIMITED PARTNERSHIP
                              BY: CBL & ASSOCIATES LIMITED
                              PARTNERSHIP, It's sole General Partner

                              BY: CBL HOLDINGS I, INC.,
                              Its sole General Partner

                              By:___John N. Foy________________________
                              Title:___Executive Vice President________
                                                              LAKESHORE

                              CBL & ASSOCIATES PROPERTIES, INC.


                              By:___John N. Foy________________________
                              Title:___Executive Vice President________
                                                              GUARANTOR

                              CBL HOLDINGS I, INC.

                              By:____John N. Foy_______________________
                              Title:___Executive Vice President________


                              FIRST TENNESSEE BANK NATIONAL
                                 ASSOCIATION

                              By:_____________________________________
                                 Timothy L. Collins, Vice President
                                                                  BANK

                            EXHIBIT "A"


          Real property known as:

          Coolsprings Crossing located in Franklin, TN
          Valley Crossing located in Hickory, NC
          East Towne Crossing located in Knoxville, TN
          Jean Ribaut Square located in Beaufort, SC
          Garden City Plaza, Garden City, Kansas
          North Ridge Plaza, Hilton Head, South Carolina
          Ladies Island, Beaufort, South Carolina
          Sattler Square, Big Rapids, Michigan
          Walnut Square Mall, Dalton, Georgia
          Lakeshore Mall, Sebring, Florida
          Pemberton Mall, Vicksburg, Mississippi

all as more particularly described in the individual deeds of trust and/or mortgages applicable to the above described properties.

                            EXHIBIT "B"

                      PERMITTED ENCUMBRANCES

          1.  As described in the Mortgages.

                            EXHIBIT "C"

            REVOLVING CREDIT NOTES AND LAKESHORE NOTE

                            EXHIBIT "D"

                       CHECKLIST FOR CLOSING

                            EXHIBIT "E"

                      NON-DEFAULT CERTIFICATE

           For Fiscal Year Ended _______________, 19__.
          For Fiscal Quarter Ended _______________, 19__.

          The undersigned, a duly authorized officer of CBL & Associates Limited Partnership, a Delaware limited partnership [referred to as "Borrower" in that certain Amended and Restated Loan Agreement (the "Loan Agreement") dated as of June 30, 1998 between Borrower, Lakeshore and First Tennessee Bank National Association ("Bank")], certifies to said Bank, in accordance with the terms and provisions of said Loan Agreement, as follows:

     1. All of the representations and warranties set forth in the Loan Agreement are and remain true and correct on and as of the date of this Certificate with the same effect as though such representations and warranties had been made on and as of this date except as otherwise previously disclosed to the Bank in writing.

     2. As of the date hereof, neither Borrower nor Lakeshore has knowledge of any Event of Default, as specified in Section 8 of the Loan Agreement, nor any event which, upon notice, lapse of time or both, would constitute an Event of Default, has occurred or is continuing.

     3. As of the date hereof, Borrower is in full compliance with all financial covenants contained in the Loan Agreement, and the following are true, accurate and complete:

          (a) The Net Worth (as defined in the Loan Agreement) of the Borrower is $__________________________ as of
               ________________, 19___.
          (b) The Total Obligations to Portfolio Value Ratio of the Borrower is _____ to _____ as of _____________________,
               19__.
          (c) The Debt Coverage Ratio of the Borrower is ____ to ____ as of ______________, 19__.
          (d) The Interest Coverage Ratio of the Borrower is ____ to ____ as of _____________________, 1996.

     DATED this ______ day of ______________________, 19__.

                              CBL & ASSOCIATES LIMITED PARTNERSHIP

                              BY:  CBL HOLDINGS I, INC.,
                                   Its Sole General Partner


                              By:________________________________
                              Title:_____________________________

                            EXHIBIT "F"

                            LITIGATION

               Disclosure Pursuant to Paragraph 5.5


          See Exhibit "F-1" attached for description of all litigation.




                       ENVIRONMENTAL MATTERS

               Disclosure pursuant to Paragraph 5.11


                               None.

          JOINDER IN AMENDED AND RESTATED LOAN AGREEMENT


          KEYBANK NATIONAL ASSOCIATION as "Participant" under the terms of that certain Amended and Restated Loan Agreement (the "Loan Agreement") dated effective as of June 30, 1998, between and among First Tennessee Bank National Association, CBL & Associates Limited Partnership and Lakeshore/Sebring Limited Partnership, in consideration of the mutual agreements of the parties thereto and of the undersigned therein contained, hereby joins as a party to said Loan Agreement and agrees to perform all obligations to be performed on its part thereunder.

          IN WITNESS WHEREOF, the undersigned has caused this Joinder in Amended and Restated Loan Agreement to be executed by its duly authorized officer effective as of June 30, 1998.

                              KEYBANK NATIONAL ASSOCIATION



                              By:________________________________
                              Title:___________________________

          JOINDER IN AMENDED AND RESTATED LOAN AGREEMENT

          COMPASS BANK as "Participant" under the terms of that certain Amended and Restated Loan Agreement (the "Loan Agreement") dated effective as of June 30, 1998, between and among First Tennessee Bank National Association, CBL & Associates Limited Partnership and Lakeshore/Sebring Limited Partnership, in consideration of the mutual agreements of the parties thereto and of the undersigned therein contained, hereby joins as a party to said Loan Agreement and agrees to perform all obligations to be performed on its part thereunder.

          IN WITNESS WHEREOF, the undersigned has caused this Joinder in Amended and Restated Loan Agreement to be executed by its duly authorized officer effective as of June 30, 1998.

                              COMPASS BANK



                              By:________________________________
                                   Douglas Vibert, Vice President

          JOINDER IN AMENDED AND RESTATED LOAN AGREEMENT

          AMSOUTH BANK as "Participant" under the terms of that certain Amended and Restated Loan Agreement (the "Loan Agreement") dated effective as of June 30, 1998, between and among First Tennessee Bank National Association, CBL & Associates Limited Partnership and Lakeshore/Sebring Limited Partnership, in consideration of the mutual agreements of the parties thereto and of the undersigned therein contained, hereby joins as a party to said Loan Agreement and agrees to perform all obligations to be performed on its part thereunder.

          IN WITNESS WHEREOF, the undersigned has caused this Joinder in Amended and Restated Loan Agreement to be executed by its duly authorized officer effective as of June 30, 1998.

                              AMSOUTH BANK



                              By:________________________________
                                  Rusty Campbell, Vice President